UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INTERVEST BANCSHARES CORPORATION

(Name of Registrant as Specified in its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11:

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Notice of Annual Meeting of Stockholders

To be held on Thursday, May 24, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Intervest Bancshares Corporation, a Delaware Corporation, will be held on Thursday, May 24, 2007, at 9:30 a.m., New York time, at our offices located at: One Rockefeller Plaza (Suite 400) New York, New York, 10020 for the following purposes:

1.	To elect directors;

2.	To ratify the appointment of Hacker, Johnson & Smith, P.A., P.C., as our independent registered public accounting firm for 2007; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Pursuant to our Bylaws, our Board of Directors has fixed the close of business on March 30, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of our Class A or Class B common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Our Annual Report to stockholders on Form 10-K for the year ended December 31, 2006 is enclosed with this proxy statement.

By Order of the Board of Directors,

/s/ Lowell S. Dansker

Lowell S. Dansker
Chairman of the Board

April 10, 2007

New York, New York

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

INTERVEST BANCSHARES CORPORATION

One Rockefeller Plaza (Suite 400)

New York, New York 10020-2002

(212) 218-2800

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

References herein to “we,” “us” and “our” refer to Intervest Bancshares Corporation, unless otherwise specified. References to “our subsidiaries” refer to Intervest National Bank, our wholly owned, nationally chartered commercial bank and Intervest Mortgage Corporation, our wholly owned mortgage-lending subsidiary, unless otherwise specified.

This proxy statement is being furnished in connection with the solicitation by our Board of Directors (sometimes referred to herein as the “Board”) of proxies for use at our Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Thursday, May 24, 2007, or on the date of any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

This proxy statement and the accompanying proxy card are being mailed to our stockholders commencing on or about April 16, 2007. Our Annual Report on Form 10-K for the year ended December 31, 2006, including financial statements, is being mailed to our stockholders concurrently with this mailing.

You will find a form of proxy in the envelope in which you received this proxy statement. Please sign and return this form of proxy in the enclosed postage-paid envelope. A stockholder giving a proxy may revoke it at any time prior to the commencement of the Annual Meeting by: filing a written notice of revocation with our Secretary prior to the meeting; or delivering to our Secretary a duly executed proxy bearing a later date; or attending the Annual Meeting, filing a written notice of revocation with the Secretary of the meeting and voting in person.

If the enclosed form of proxy is properly signed and returned to us in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Signed proxies with no instructions thereon will be voted FOR the election of the nominees for director and FOR the ratification of the appointment of auditors. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy on such matters as shall be determined by a majority of our Board of Directors or its Executive Committee.

Our voting securities that are entitled to vote at the Annual Meeting consist of shares of our Class A and Class B common stock. Only stockholders of record at the close of business on March 30, 2007 are entitled to notice of and to vote at the Annual Meeting. As of March 30, 2007, there were 7,992,121 shares of our Class A common stock and 385,000 shares of our Class B common stock issued and outstanding.

The holders of the outstanding shares of Class B common stock are entitled to vote for the election of two-thirds of our directors rounded up to the nearest whole number, or six directors. The holders of the outstanding shares of Class A common stock are entitled to vote for the election of our remaining directors, or three directors. The holders of both our Class A and Class B common stock as of the record date are entitled to vote on all other matters to come before the meeting, and each is entitled to one vote for each share held on the record date.

A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted as present for purposes of determining whether a quorum is present and will be counted in the vote totals. Abstentions will have no effect on the election of directors, other than reducing the number of votes a candidate receives, but will have the same effect as a vote against the ratification of the appointment of auditors and any other matter presented to the meeting. Broker non-votes (which are the submission of a proxy by a broker or nominee indicating the lack of discretionary authority to vote on the matter) will likewise be counted as present for determining a quorum, but will not be included in the vote totals and will have no effect on the vote. If a quorum is present, the three nominees for election by the holders of Class A common stock and the six nominees for election by the holders of Class B common stock who receive the highest number of votes cast by holders of shares of Class A common stock and Class B common stock, respectively, will be elected as our directors. The affirmative vote of the holders of a majority of shares voting at the meeting is required to approve the other matters at the meeting, including the ratification of the appointment of auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the amount and nature of beneficial ownership of our Class A and Class B common stock as of March 30, 2007 by (i) the shareholders we know to beneficially own more than 5% of our outstanding Class A or Class B common stock, (ii) each of our directors, (iii) each of our executive officers named in the Executive Summary Compensation Table included in this proxy statement and (iv) all of our directors and executive officers as a group.

	Class A Common Stock			Class B Common Stock
Name and Address of Beneficial Holder (1)	Shares		% Class(1)	Shares		% Class(1)
5% Shareholders
Helene D. Bergman	395,952	(2) (3)	4.95%	75,000		19.48%
Estate of Jerome Dansker	669,965	(2) (4)	8.38%	325,000	(5)	56.03%

Directors and Executive Officers
John J. Arvonio	-		-	-		-
Chief Financial and Accounting Officer

Michael A. Callen	25,000		0.31%	-		-
Director

Lowell S. Dansker	928,500	(2) (6)	11.62%	150,000		38.96%
Chairman and Chief Executive Officer

Paul R. DeRosa	5,000		0.06%	-		-
Director

Stephen A. Helman	50,000		0.63%	-		-
Director, Vice President

Wayne F. Holly	18,600	(7)	0.23%	-		-
Director

Keith A. Olsen	2,250		0.03%	-		-
President, Florida Division –
Intervest National Bank

Raymond C. Sullivan	1,050	(8)	0.01%	-		-
President,
Intervest National Bank

Lawton Swan, III	500		0.01%	-		-
Director

Thomas E. Willett	6,000		0.08%	-		-
Director

David J. Willmott	99,047		1.24%	-		-
Director

Wesley T. Wood	57,500	(9)	0.72%	-		-
Director

All directors and executive officers as a group (12 persons)	1,193,447		14.93%	150,000		38.96%
(1)

The address of all shareholders is: c/o Intervest Bancshares Corporation, One Rockefeller Plaza (Suite 400) New York, New York 10020. Percentages have been computed based upon 7,992,121 shares of Class A common stock and 385,000 shares of Class B common stock outstanding as of March 30, 2007, plus, for each person and the group, shares that person or the group has the right to acquire pursuant to common stock warrants or convertible debentures, if any, within 60 days of such date.

(2)

Does not include shares of Class A common stock issuable upon conversion of the shares of Class B common stock. Each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder at any time.

(3)	Includes 128,571 shares held by a family limited liability company and 10,350 shares held by an adult child.
(4)	Excludes 36,000 shares of Class A common stock held by Jean Dansker, Jerome Dansker’s spouse, who is also the executrix of his estate.
(5)	Excludes 30,000 shares of Class B common stock held by Jean Dansker. The shares of Class B common stock include 195,000 shares issuable upon the exercise of warrants that are held by the estate.
(6)	Includes 207,336 shares held by a family limited liability company, 10,500 shares held by adult children and 200 shares held by his spouse.
(7)

Includes 2,400 shares held by minor children. Excludes 26,000 shares of Class A common stock held by Sage, Rutty & Co., Inc. over which Mr. Holly does not exercise voting or investment power and disclaims beneficial ownership.

(8)	Includes 150 shares held by his spouse.
(9)	Represents shares held by his spouse.

Proposal One: ELECTION OF DIRECTORS

At the Annual Meeting, it is proposed to elect a Board of nine directors, each to serve until the next annual meeting or until a successor is elected and qualified. If no contrary specification is made, the persons named in the proxy card will vote for the election of the nominees named below. If any of these nominees should decline election or should by reason of unexpected occurrence not be able to serve, the persons named in the proxy may exercise discretionary authority to vote for a substitute or substitutes. All of the nominees are presently serving as our directors. The names of the nominees for directors and certain information about them are set forth below.

For election by the holders of our Class A common stock:

Michael A. Callen, age 66, serves as our Director since May 1994. He is also a Director of our subsidiaries. Mr. Callen received a Bachelor of Arts degree from the University of Wisconsin in Economics and Russian. Mr. Callen has been President of Avalon Argus Associates, a financial consulting firm, since 1996. Mr. Callen was Senior Advisor, The National Commercial Bank, Jeddah, Kingdom of Saudi Arabia from April 1993 to April 1996. He was an independent consultant from January 1992 until June 1993, and an Adjunct Professor at Columbia University Business School during 1992. He was a Director of Citicorp and Citibank and a Sector Executive at Citicorp, responsible for corporate banking activities in North America, Europe and Japan, from 1987 to January 1992. Mr. Callen also serves as a Director of AMBAC, Inc., a leading provider of financial guarantees to the structured, asset-backed and mortgage-backed securities sectors.

Wayne F. Holly, age 50, serves as our Director since June 1999. He is also a Director of our subsidiaries. Mr. Holly received a Bachelor of Arts degree in Economics from Alfred University. Mr. Holly is Chairman and President of Sage, Rutty & Co., Inc., a diversified financial services firm that is a member of the NASD. Mr. Holly has been an Officer and Director of Sage, Rutty & Co., Inc. since 1993.

Lawton Swan, III, age 64, serves as our Director since February 2000. He is also a Director of our subsidiaries. Mr. Swan received a Bachelor of Science degree from Florida State University in Business Administration and Insurance. Mr. Swan is President and Chairman of the Board of Interisk Corporation, a consulting firm specializing in risk management and employee benefit plans, which he founded in 1978.

For election by the holders of our Class B common stock:

Lowell S. Dansker, age 56, serves as our Chairman of the Board of Directors and Chief Executive Officer since August 2006. He previously served as our Vice Chairman, President, and Treasurer, except for Vice Chairman, since incorporation in 1993. Mr. Dansker served as Vice Chairman from October 2003 to August 2006. He also serves as Chairman of the Board of Directors and Chief Executive Officer of our subsidiaries, and as an Administrator of Intervest Statutory Trust II through V. Mr. Dansker received a Bachelor of Science in Business Administration from Babson College and a Law degree from the University of Akron School of Law and has been admitted to practice in New York, Ohio, Florida and the District of Columbia.

Paul R. DeRosa, age 65, serves as our Director since February 2003. He is also a Director of our subsidiaries. Mr. DeRosa received a Bachelor of Arts degree in Economics from Hobart College and a Ph.D degree in Economics from Columbia University. Mr. DeRosa is a principal of Mt. Lucas Management Corp., an asset management firm where he is responsible for management of fixed income investments of that firm’s Peak Partners Hedge Fund, and has served in that capacity since 1988. From July 1995 to March 1998, Mr. DeRosa was Chief Executive Officer of Eastbridge Holdings Inc., a bond and currency trading company.

Stephen A. Helman, age 67, serves as our Director since December 2003, and as our Vice President and Secretary since February 2006. He is also a Director and Vice President of our subsidiaries, Secretary of Intervest Mortgage Corporation and an Administrator of Intervest Statutory Trust V. Mr. Helman received a Bachelor of Arts degree from the University of Rochester and a Law degree from Columbia University. Mr. Helman has been a practicing attorney for more than 25 years.

Thomas E. Willett, age 59, serves as our Director since March 1999. He is also a Director of our subsidiaries. Mr. Willett received a Bachelor of Science degree from the United States Air Force Academy and a Law degree from Cornell University School of Law. Mr. Willett has been a member of Harris Beach PLLC, a law firm in Rochester, New York, since 1986.

David J. Willmott, age 68, serves as our Director since March 1994. He is also a Director of our subsidiaries. Mr. Willmott is a graduate of Becker Junior College and attended New York University Extension and Long Island University Extension of Southampton College. Mr. Willmott is the Editor and Publisher of Suffolk Life Newspapers, which he founded more than 45 years ago.

Wesley T. Wood, age 63, serves as our Director since March 1994. He is also a Director of our subsidiaries. Mr. Wood received a Bachelor of Science degree from New York University School of Commerce. Mr. Wood is a Director and President of Marketing Capital Corporation, an international marketing consulting and investment firm which he founded in 1973. Mr. Wood is also an Advisory Board Member of The Center of Direct Marketing at New York University, a member of the Advisory Trustees at Fairfield University in Connecticut, and a Trustee of St. Dominics R.C. Church in Oyster Bay, New York.

There are no family relationships between any director, executive officer or any person nominated or chosen by the Board of Directors to become a director or executive officer.

Our Board of Directors recommends a vote “FOR” the election by our Class A and Class B stockholders of the foregoing nominees for Director.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have a written code of business conduct and ethics that applies to our directors, officers and employees, and also have a written code of ethics that applies to our principal executive and principal financial officers. Our Audit Committee has procedures in place for the submission of complaints or concerns regarding our financial statement disclosures and other matters. Copies of any of these documents will be furnished upon written request and without charge to beneficial holders of our Class A common stock by writing to: Intervest Bancshares Corporation, Attention: Secretary, One Rockefeller Plaza (Suite 400) New York, New York, 10020.

Director Nominations Process

We do not have a standing nominating committee, and our Board of Directors has determined that its director nomination policy works efficiently without the need for a separate nominating committee. Candidates for nomination for election by the holders of our Class A common stock are reviewed by those directors who qualify as “independent” directors, as such term is defined in the rules of the Nasdaq Stock Market. Our independent directors then recommend a slate of nominees for election by the holders of our Class A common stock to the full Board of Directors for review and approval.

Class B stockholders, who are comprised of the following family members: Lowell S. Dansker; Helene D. Bergman; Jean Dansker; and the Estate of Jerome Dansker, for which Jean Dansker is also the executrix, recommend the nominees for our Class B directors to the full Board of Directors. The full Board of Directors approves the nominees for election by the holders of our Class A and Class B common stock.

Our independent directors will consider candidates recommended by our management, and will also consider candidates recommended by any of our stockholders. There are no differences in the manner in which our independent directors evaluate stockholder-recommended nominees, as compared with nominees obtained from other sources.

Any of our stockholders may nominate one or more persons for election by the holders of our Class A common stock as a director at an annual meeting if the stockholder complies with the notice, information and consent provisions contained in our bylaws. In order for a director nomination to be timely, a stockholder’s notice to our Secretary must be delivered not less than 90 days nor more than 120 days in advance of the corresponding date of the proxy statement and notice released to stockholders in connection with our immediately preceding annual meeting of stockholders.

In the event that we set an annual meeting date that is not within 30 days before or after the date of the immediately preceding annual meeting, notice by the shareholder must be received no later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date was made, whichever occurs first. To be in proper form, a notice must also contain information concerning the proposed nominee, including: the name, age, business address and residence address of the person; the principal occupation of the person; the beneficial ownership of our shares of the person; and any other information related to the person that would be required to be filed in a proxy statement or other filings required to be made in connection with the solicitation of proxies.

Affirmative Determinations Regarding Director Independence

Our Board of Directors has determined that each of the following directors is an “independent” director as such term is defined in Nasdaq Marketplace Rule 4200(a)(15): Michael A. Callen; Paul R. DeRosa; Lawton Swan, III; Thomas E. Willett; David J. Willmott; and Wesley T. Wood. In this proxy statement, these six directors may be referred to individually as an “Independent Director” and collectively as “Independent Directors.” A director is considered independent only if the director does not have, and generally has not had in the most recent three years, any material relationships with us or our subsidiaries, including any affiliation with our independent auditors.

Our Board of Directors has also determined that each member of our Audit Committee meets the independence requirements applicable to our Audit Committee prescribed by the Nasdaq Stock Market and the Securities and Exchange Commission (“SEC”). The Board further determined that Michael A. Callen and Paul R. DeRosa, members of our Audit Committee, are “Audit Committee Financial Experts,” as such term is defined in applicable SEC rules.

Communications with the Board and Audit Committee

We have a procedure in place to facilitate communications to our Board of Directors by our stockholders. Under the process approved by the Board, our Secretary reviews all correspondence addressed to our Board of Directors or any individual member of the Board, and will forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or any of its Committees or that is otherwise determined to require the Board’s attention. Our Directors may at any time review a log of all correspondence received by us that is addressed to the Board or individual members of the Board and request copies of such correspondence. Individuals may communicate with the Board by writing to Intervest Bancshares Corporation, Attention: Secretary, One Rockefeller Plaza (Suite 400) New York, New York 10020.

Concerns related to our accounting, internal controls or auditing matters are immediately brought to the attention of our Audit Committee and are handled in accordance with procedures established by the Audit Committee. Individuals may communicate with our Audit Committee by writing to the: Chairman of Audit Committee, Michael A. Callen, 10901 Riverwood Drive, Potomac, Maryland 20854.

Meetings of the Board of Directors and Committees

Our Board of Directors and various committees of the Board meet throughout the year and also through telephone contact and other communications with the Chairman and others as needed. Regular meetings of our Board of Directors are held every other month and special meetings of the Board of Directors are held from time to time as needed. Our Board of Directors held six meetings in 2006. The Independent Directors met at regularly scheduled sessions without our management.

During the period that each director served as such, all of our directors attended at least 75% of the total meetings held by our Board of Directors and by the Committees on which they served during 2006. We do not have a policy that requires members of the Board to attend our annual meeting of stockholders. Three members of the Board attended last year’s annual meeting of stockholders.

Committees of the Board of Directors

Our Board of Directors has the following standing committees:

Executive Committee. Members of the Executive Committee are Lowell S. Dansker, Chairman, and Stephen A. Helman. Prior to the appointment of Mr. Helman, Mr. Jerome Dansker, our former Chairman who passed away in August 2006, and Mr. Lawrence G. Bergman, a former director who retired in April 2006, were on this committee. The Executive Committee exercises all of the power of our Board of Directors between meetings of the Board. The Executive Committee held four meetings in 2006.

In addition, the Board of Directors for each of our subsidiaries has a standing Executive Committee whose members are Lowell S. Dansker, Chairman and Stephen A. Helman, for Intervest Mortgage Corporation and Lowell S. Dansker, Chairman and Wayne F. Holly for Intervest National Bank.

Audit Committee. Members of the Audit Committee are Michael A. Callen, Chairman, Paul R. DeRosa, Lawton Swan, III and David J. Willmott. The members of the Audit Committee are independent directors under the Nasdaq corporate governance rules. The Audit Committee held six meetings in 2006. Our Audit Committee also serves as the audit committee for our subsidiaries.

As set forth in more detail in its charter, the Audit Committee’s primary responsibilities fall into four broad categories: (1) monitoring the preparation of our quarterly and annual financial statements by our management, including providing direct communication between our Board of Directors and our internal and external auditors; (2) overseeing the relationship between us and our outside auditors, including recommending their appointment or removal, reviewing the scope of their audit services and related fees, as well as any other services that may be provided to us, and determining whether the outside auditors are independent; (3) overseeing the internal and external audit function; and (4) compliance oversight responsibilities, including monitoring the design and maintenance of our system of internal accounting controls as well as review and approval of any related party transactions. The Audit Committee’s activities during 2006 are described in the Report of the Audit Committee contained in this proxy statement.

Compensation Committee. Members of the Compensation Committee are Wesley T. Wood, Chairman, Michael A. Callen and Paul R. DeRosa. All members of the Compensation Committee are independent directors under the Nasdaq corporate governance rules. The Compensation Committee held four meetings in 2006. As set forth in more detail in its charter, the Compensation Committee is responsible for setting our executive officer compensation, for making recommendations to the full Board concerning our Director compensation and for general oversight of the compensation and benefit programs for all of our employees, including the employees of our subsidiaries.

Other Committees. Intervest National Bank’s Board of Directors has a standing Loan Committee whose current members consist of Lowell S. Dansker, Chairman, Paul R. DeRosa and Wesley T. Wood. The Loan Committee is responsible for the review and approval of loans made by Intervest National Bank in conformity with the loan policy approved by its Board of Directors.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee had any relationship with us or our subsidiaries requiring disclosure under applicable SEC rules regarding Compensation Committee interlocks and insider participation in compensation decisions. None of our executive officers served on any board of directors or compensation committee of any other company (except for our subsidiaries) for which any of our directors served as an executive officer.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

We, the Audit Committee of the Board of Directors of Intervest Bancshares Corporation and Subsidiaries (the “Company”), are directors who meet the Nasdaq Stock Market standards for independence. Each of us also meets the Securities Exchange Commission’s (SEC) requirements for audit committee member independence. We operate under a written charter adopted by the Board of Directors.

We met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We discussed these matters with the Company’s independent auditors, Hacker, Johnson & Smith, P.A., P.C., appropriate Company financial personnel and Intervest National Bank’s internal auditor.

We discussed with the Company’s senior management and independent auditors the process used for certifications by the Company’s principal executive officer and principal financial officer, which are required for certain of the Company’s filings with the SEC. We met privately at our regularly scheduled committee meetings with both the independent auditors and Intervest National Bank’s internal auditor, as well as with the Company’s principal financial officer and the Company’s counsel, each of whom has unrestricted access to us.

We reviewed with management and the independent auditors, the Company’s audited financial statements, and met separately with both management and the independent auditors to discuss and review those financial statements and reports prior to issuance. Management has represented and the independent auditors have confirmed to us that the financial statements were prepared in accordance with U.S. generally accepted accounting principles. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles. In addition, the independent auditors audited management’s assessment that the Company maintained effective internal control over financial reporting. The independent auditors discussed with us any issues they believed should be raised with us.

We appointed Hacker, Johnson & Smith, P.A., P.C., as the independent auditors for the Company for 2007 after reviewing the firm’s performance and independence from management. We received from and discussed with them written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company.

We also discussed with the independent auditors matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. We monitored the auditors’ independence by reviewing audit and non-audit services performed by the independent auditors and by discussing with the independent auditors their independence.

Relying on the reviews and discussions referred to above, we recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006.

Audit Committee: Michael A. Callen (Chairman), Paul R. DeRosa, Lawton Swan, III, David J. Willmott

DIRECTOR COMPENSATION

All of our directors are also directors of our subsidiaries. Except as denoted in the notes to the table that follows, all directors receive fees for attending meetings of each Board and their respective Committees. The fees are evaluated and adjusted periodically by our Board of Directors based on the recommendation of the Compensation Committee.

The fees payable to our directors are noted in the table that follows:

Amount Per Meeting Attended
Chairman and Vice Chairman of all Boards of Directors (1)	$4,000
Other members of all Boards of Directors (1) (3)	$1,250
Chairman of all Board Committees (2) (3)	$1,000
Other members of all Board Committees (2)	$ 750

(1)

The same fee is also paid for each Board meeting of Interest National Bank and Intervest Mortgage Corporation attended by directors, except for Messrs. Raymond C. Sullivan and Keith A. Olsen, who are directors of Intervest National Bank and do not receive any compensation for attending meetings.

(2)	The Chairman of the Audit Committee and the other members of the Audit Committee receive $3,500 and $1,500 for each meeting attended, respectively.
(3)

Mr. Lowell S. Dansker does not receive any fees for attending meetings of the Executive Committee of Intervest National Bank’s Board of Directors and Mr. Stephen A. Helman does not receive any compensation for attending any meetings.

The following table sets forth information concerning all compensation awarded to, earned by or paid to our non-employee directors in 2006.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Comp.	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp.	Total
Michael A. Callen	$46,500	----	----	----	----	----	$46,500
Lawrence G. Bergman (1)	$18,750	----	----	----	----	----	$18,750
Paul R. DeRosa	$40,500	----	----	----	----	----	$40,500
Wayne F. Holly	$24,000	----	----	----	----	----	$24,000
Lawton Swan, III	$31,500	----	----	----	----	----	$31,500
Thomas E. Willett	$26,250	----	----	----	----	----	$26,250
David J. Willmott	$31,500	----	----	----	----	----	$31,500
Wesley T. Wood	$44,500	----	----	----	----	----	$44,500

(1)	Mr. Bergman served as a vice president and director until he retired in April 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction. This section addresses certain aspects of the compensation paid to our executive officers. Although this discussion may address our historical practices, the focus is on the practices used in our most recent fiscal year.

Oversight. The Compensation Committee of our Board of Directors oversees the compensation paid to our executive officers. Among other things, the Compensation Committee reviews the performance of our Chief Executive Officer and our other executive officers as well as the executive officers of our subsidiaries and makes recommendations concerning the compensation levels of those officers. In accordance with the marketplace rules of the Nasdaq Stock Market, the Compensation Committee is composed entirely of independent, non-management members of the Board of Directors.

Objectives of Executive Compensation. The objective of our executive compensation is to attract, motivate and retain highly talented individuals. The Compensation Committee periodically reviews the competitiveness of our executive compensation in order to evaluate whether it is achieving the desired goals and objectives. Our executive compensation program is principally designed to give executives incentives to focus on and achieve our business objectives. Key elements of the executive compensation program are competitive base salaries and annual performance-based bonuses.

Competitive Factors. In determining the compensation levels of our executive officers, the Compensation Committee takes into account competitive market data from the banking industry as a whole and focuses on institutions of a size that is similar to us. Although the Compensation Committee has not historically established specific targets in relation to peer group compensation, it has taken into account the total compensation paid to executive officers by our competitors. Information regarding pay practices at other companies in the financial sector is useful because we recognize that our compensation must be competitive in the marketplace and also assists us in assessing the overall reasonableness of our compensation.

Elements of Compensation. To date, our executive compensation has had four components: base salary, annual cash incentives, employee benefits and certain equity incentives.

Base salary is designed to provide competitive levels of compensation to our executive officers based upon the responsibilities assigned to them and taking into account their experience and qualifications. As was discussed above, we have established base salaries at levels we consider appropriate to recruit and retain executives and which are competitive with those paid by similar institutions. The Compensation Committee reviews base salaries on an annual basis to take into account changes in responsibilities and the individual performance of our executives.

We have also made annual cash bonus payments, which are intended to recognize individual accomplishments, as well as the overall performance of the company during the past year. To date, except in the case of our Chief Executive Officer, these payments have not constituted a significant percentage of total compensation. Annual bonuses have not been awarded based upon the attainment of pre-established targets or other measurable criteria, but have been determined based on the company’s performance and various factors determined relevant by the Compensation Committee, including in the case of all other executive officers, the recommendations of the Chief Executive Officer.

We have in the past granted equity incentives to certain of our executive officers, but we have made no equity awards in the last several years. At the annual meeting of stockholders held last year, the stockholders approved our 2006 Long Term Incentive Plan, which had previously been approved by our Board of Directors. The Plan allows the Compensation Committee to make various awards from time to time, including stock options and other forms of long-term incentives to those key employees who may be selected by the Compensation Committee. We believe that implementation of this Plan will help us to continue to attract and retain employees by providing us with the flexibility to award incentives to achieve our long-range goals. Awards under this plan will constitute longer-term, variable compensation, which will reward effective long-term management decision-making. We expect that awards under this Plan will constitute an additional element of executive compensation in future years.

We provide various benefits to all of our eligible employees, including executive officers, which include group life insurance, health insurance and a 401(k) Plan. The 401(k) Plan is a tax-qualified profit sharing plan under the Internal Revenue Code, and eligible employees meeting certain length of service requirements may make tax deferred contributions subject to certain limitations. We make discretionary matching contributions of up to 3% of employee compensation, which vest to the employee over a five-year period.

Perquisites and other benefits have not represented a significant part of total compensation for any of our executive officers, and are usually made available to a limited number of executive officers. The primary perquisites are the expense reimbursement allowance granted to our Chief Executive Officer, which is presently in the amount of $775 per month and was established as a reasonable estimation of the normal, recurring expenses likely to be incurred by him in performing his duties. He is also entitled to the unlimited use of a car at our expense.

The Compensation Committee reviewed all of the components of our Chairman’s compensation, including base salary, bonuses and benefits for 2006. From a financial perspective, 2006 was another outstanding year for our company and we believe that our executive management continued to demonstrate exceptional management and a dedicated work ethic in executing our business strategy.

We reported record consolidated net earnings of $23.5 million for 2006 and consolidated assets of $1.97 billion at December 31, 2006, while continuing to maintain a favorable efficiency ratio of 23%. The efficiency ratio is a measure of our ability to control expenses as a percentage of our revenues. From a personal perspective, 2006 was a particularly challenging year since we experienced a deep loss with the death of Jerome Dansker, our founder and former Chairman, who had been instrumental to our growth and success. On August 17, 2006, our Board of Directors elected Lowell Dansker, Jerome’s son, as our new Chairman and Chief Executive Officer. He had previously served as our Vice Chairman and has now assumed all of Jerome Dansker’s duties and responsibilities. In the view of our Compensation Committee, he has worked tirelessly to continue to advance our strategic plans.

Based on its review of all relevant factors, the Compensation Committee had recommended earlier in the year incentive compensation of $82,500 to Jerome Dansker and also recommended incentive compensation of $245,000 to Lowell Dansker, recognizing, among other things, the significant additional responsibilities assumed by him in the last year. We believe that the aggregate compensation paid to our executive officers during 2006 was reasonable and not excessive.

Post-Termination Compensation. We do not offer any other pension or post-employment benefits, except with respect to certain of our executive officers who have contractual entitlements under employment agreements.

Our Chairman has an employment agreement with us, which provides him with certain severance, disability and death benefits. Our subsidiaries, Intervest National Bank and Intervest Mortgage Corporation, have employment agreements with certain of its officers, which provide for the payment of six months base salary in the event of a termination without cause and to certain compensation in connection with a change in control of the company. The agreement gives the executive the right, during the one year period following a change in control, to terminate employment, in which case the executive is entitled to compensation for the balance of the calendar year, as well as an additional payment of six months base salary. This provision has been included to insure that, if a change in control were to occur, those executives are focused on our business and the interests of our stockholders. In that event, these executives are better able to react neutrally to a potential change in control and not be as influenced by personal concerns. The employment agreements are further described under the caption “Employment Agreements” in this proxy statement.

As a result of the death of Jerome Dansker in 2006, we and our subsidiary, Intervest Mortgage Corporation, are contractually obligated to pay death benefits to his spouse pursuant to his employment agreements with us and that subsidiary. The agreements required the payment to Mr. Dansker’s spouse of an amount called the “Distribution Amount” during a period called the “Distribution Period.” The Distribution Amount is, in our case, 25% of the amounts that would have been paid monthly to Jerome Dansker as salary by us and the Distribution Term is the balance of the term of the employment agreement, or through June 30, 2014. In the case of our subsidiary, the Distribution Amount is 50% of the amounts that would have been paid as salary by Intervest Mortgage Corporation and the Distribution Term is likewise through June 30, 2014.

In connection with the foregoing contractual obligations, we recorded a consolidated death benefit payable and corresponding expense of $1.5 million in the third quarter of 2006. That amount represents the estimated net present value of the total monthly death benefit payments of $1.9 million that are payable to our former Chairman’s spouse through June 30, 2014. The difference between the estimated net present value and the total payments will be recorded as interest expense in future periods through June 30, 2014 and included as a component of our benefit expenses. As of December 31, 2006, the total remaining payments due are as follows: $200,000 in each year from 2007 through 2010; $300,000 each year from 2011 to 2013; and $200,000 in 2014. In the event of the death of the former Chairman’s spouse before the end of that term, any remaining payments will be paid in a lump sum to her estate. In addition, the employment agreements also require us to provide his spouse with medical insurance and reimbursement of any uninsured medical expenses for which the cost to us was approximately $200 per month in 2006. In addition, Mr. Jerome Dansker’s spouse is entitled to the use of the company’s car and driver during her lifetime, of which the aggregate cost to the company is approximately $48,000.

Role of Executive Officers in Compensation Decisions. The Compensation Committee makes all final recommendations to our Board of Directors for the compensation paid to our Chairman and to our other executive officers. The Chairman annually reviews the performance of all our other executive officers and presents his conclusions and recommendations to the Compensation Committee for its consideration and approval. The Compensation Committee has authority to exercise its discretion in modifying any such recommendation.

Changes in Executive Compensations. The discussion above relates to our recent practices, and most particularly those used in the most recent fiscal year. The Compensation Committee continues to evaluate our executive compensation programs, particularly in light of our recent growth. The Compensation Committee expects that, with the assistance of a consultant, it will, during the current year, undertake a comprehensive review of the company’s compensation programs and policies, with a view towards implementing programs that are more competitive and effective. In that regard, the Compensation Committee will review the general elements of each executive officer’s compensation, with a view towards making adjustments to ensure that it is consistent with our compensation philosophy and fairly reflects individual performance and the overall performance of the company. Among other things, we are likely to establish more objective criteria for the award of annual and long-term incentives.

Tax Considerations. It has been the Compensation Committee’s intent that all incentive payments be deductible to the company, unless such deductibility would undermine our ability to meet our objectives. In that regard, the Compensation Committee considers the impact of Section 162(m) of the Code. Section 162(m) does not permit publicly held companies like us to deduct compensation paid to certain executive officers (the Chief Executive Officer and the next four of the most highly compensated officers, each called a covered employee) to the extent that the amount of the compensation payable to the covered employee for the taxable year exceeds $1 million. Compensation payable under a performance-based compensation plan that is approved by stockholders at least once every five years will not be subject to this deduction limitation, so long as the plan complies with the other requirements of Section 162(m). Currently, we believe that all of the compensation paid to our executive officers qualify for a federal tax deduction in computing our taxable income. We have not historically relied on deferred compensation arrangements and the limited equity awards that have been made have been granted at current market prices, so that section 409A of the Code has not had any impact on our compensation programs to date.

Summary. In summary, we believe that the compensation paid to our executive officers has been consistent with our overall objectives and has enabled us to retain and motivate our management team.

Report of the Compensation Committee on the Compensation Discussion and Analysis

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee: Wesley T. Wood (Chairman), Michael A. Callen, Paul R. DeRosa

EXECUTIVE COMPENSATION SUMMARY TABLE

The following table sets forth information concerning all compensation awarded to, earned by or paid to our principal executive and financial officers, our three other most highly compensated executive officers and our former Chairman, collectively referred to as “named executive officers” in this proxy statement, for all services rendered in all capacities to us and our subsidiaries during each of the past three fiscal years.

Name Principal Position	Year	Salary (6)	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation (7)	Total
Lowell S. Dansker, (1)	2006	$369,598	$245,000	----	----	----	----	$105,850	$720,448
Chairman and	2005	$290,067	$386,000	----	----	----	----	$108,900	$784,967
Chief Executive Officer	2004	$199,950	$25,000	----	----	----	----	$93,550	$318,500
John J. Arvonio, (2)	2006	$193,654	$10,000	----	----	----	----	$6,110	$209,764
Chief Financial Officer	2005	$164,375	$10,000	----	----	----	----	$5,231	$179,606
and Accounting Officer	2004	$145,240	$10,000	----	----	----	----	$4,358	$159,598
Keith A. Olsen, (3)	2006	$258,654	$15,000	----	----	----	----	$6,600	$280,254
President-Florida Division	2005	$195,712	$10,000	----	----	----	----	$6,171	$211,883
Intervest National Bank	2004	$171,558	$10,000	----	----	----	----	$5,447	$187,005
Stephen A. Helman, (4)	2006	$200,038	$10,000	----	----	----	----	----	$210,038
Vice President and	2005	----	----	----	----	----	----	$22,500	$22,500
Secretary	2004	----	----	----	----	----	----	$16,500	$16,500
Raymond C. Sullivan, (3)	2006	$183,462	$10,000	----	----	----	----	$6,104	$199,566
President -	2005	$161,250	$10,000	----	----	----	----	$5,138	$176,388
Intervest National Bank	2004	$149,769	$10,000	----	----	----	----	$4,493	$164,262
Jerome Dansker, (5)	2006	$368,423	$82,500	----	----	----	----	$46,000	$496,923
Former Chairman and	2005	$522,720	$581,000	----	----	----	----	$111,000	$1,214,720
Chief Executive Officer	2004	$397,202	$300,000	----	----	----	----	$99,000	$796,202

(1)	Mr. Lowell S. Dansker was elected our Chairman and Chief Executive Officer in August 2006 and is our principal executive officer. He previously served as our Vice Chairman.

(2)

Mr. Arvonio was elected our Chief Financial Officer in August 2006 and is our principal financial officer. He also serves as Senior Vice President, Chief Financial Officer and Secretary of Intervest National Bank.

(3)	Mr. Olsen and Mr. Sullivan serve as employees of Intervest National Bank only.

(4)

Mr. Helman was hired in February 2006 and also serves as an executive officer of Intervest National Bank and Intervest Mortgage Corporation. Mr. Helman, who is also a director, received director fees in 2005 and 2004.

(5)

Mr. Jerome Dansker served as our Chairman and Chief Executive Officer until his death in August 2006. His spouse is also entitled to receive death benefit payments as described under the section of this proxy statement entitled “Compensation Discussion and Analysis.” For 2006, the benefits paid to his spouse amounted to $83,811.

(6)

This column includes the following items that have been earned from or paid in cash by us and our subsidiaries: base salary, vacation pay, commissions from sales of debentures, expense allowance, and reimbursed uninsured medical expenses.

(7)

Includes director and committee fees that have been earned from or paid in cash by us and our subsidiaries as follows: Mr. Lowell S. Dansker - $99,250 in 2006, $101,250 in 2005 and $88,750 in 2004; Mr. Stephen A. Helman - none in 2006, $22,500 in 2005 and $16,500 in 2004; and Mr. Jerome Dansker - $46,000 in 2006, $111,000 in 2005 and $99,000 in 2004. The balance in this column represents matching contributions made to the 401(k) plan.

STOCK WARRANT EXCERCISES, GRANTS AND OUTSTANDING EQUITY AWARDS

Exercises. In 2006, the estate of Jerome Dansker, our former Chairman, exercised 501,465 warrants to purchase 501,465 shares of our Class A common stock at an exercise price of $6.67 per share, with a total value realized upon exercise of $14.3 million (with such value calculated as the difference between the fair market value of the stock issued at the time of the exercise, or $35.27, and the warrant exercise price). No warrants or options were exercised by any of the other named executive officers during 2006.

	Warrant Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Estate of Jerome Dansker	501,465	$14,341,899	----	----

Grants. No stock awards, warrants or options were granted in 2006.

Outstanding Equity Awards at Year-End. The following table contains information as of December 31, 2006 regarding Class B common stock warrants that were granted to our former Chairman prior to 2001 and are now held by his estate. All the warrants are exercisable. There are no other warrants, options or stock awards outstanding and as a result no other officer named in the executive compensation summary table held warrants, options or stock awards.

Name	Number of Securities Underlying Unexercised Class B Common Stock Warrants at Year End	Warrant Exercise Price	Warrant Expiration Date
Estate of Jerome Dansker	50,000 Class B shares	$10.00 per share	1/31/08
Estate of Jerome Dansker	145,000 Class B shares	$ 6.67 per share	1/31/08

EMPLOYMENT AGREEMENTS

We have an employment and supplemental benefits agreement with Mr. Lowell S. Dansker, our Chairman and Chief Executive Officer, that expires on June 30, 2014 unless terminated earlier upon thirty days’ prior notice by Mr. Dansker. Pursuant to the agreement, his annual base salary, effective January 1, 2007, is $750,000 and is subject to annual increases effective July 1st of each year of the term. In addition to his base salary, Mr. Dansker is entitled to receive such bonuses or incentive compensation as may, from time to time, be awarded by our Board of Directors. He is also entitled to participate in our employee benefit programs, to the extent that his position and other qualifications make him eligible to participate, and to five weeks paid vacation.

Mr. Dansker’s employment agreement also entitles him to an expense account, currently amounting to $775 per month, which increases annually effective July 1st in the same proportion as the increase in his base salary for such year. We have agreed that such amount is a reasonable estimation of the normal, recurring expenses (other than travel expenses) likely to be incurred by Mr. Dansker in performing his duties for us and he is not required to account for such expenses. Mr. Dansker is also entitled to reimbursement of all travel expenses incurred by him in the performance of duties for us or any of our subsidiaries or affiliated entities, including, without limitation, travel in connection with attendance at conventions, trade associations and similar meetings. Mr. Dansker is also entitled to an unlimited use of a car at our expense.

Mr. Dansker’s employment agreement also requires that we provide him with an office at our offices in New York City, which he can use in connection with his duties as our Chairman and Chief Executive Officer, and for any other purposes as he may determine at no cost to him. Upon the expiration of the agreement, we are obligated to continue to provide Mr. Dansker, at our cost, with an office for a period of two years. If we cease to maintain our offices in Midtown Manhattan, City of New York, then Mr. Dansker will be entitled to an amount from us, as reasonably determined by him, reflecting the cost of an office and secretarial services in New York City. Mr. Dansker will also be entitled, at our cost, to an unlimited use of a car for a period of two years.

Mr. Dansker’s employment agreement also permits him to devote as much of his time to our business affairs as in his judgment the conduct of his duties will require. The agreement further provides that he may engage in the following: (i) any other business; (ii) financing, acquiring, operating, selling or otherwise disposing of real property for his own account or for the account of any such other business; or (iii) performing services on behalf of any other business entity. Under the agreement, Mr. Dansker may engage in the same or similar businesses as ours, and we will not have any right to participate in any such other businesses or investments.

Mr. Dansker’s employment agreement also contains certain other provisions, including disability and death benefits and indemnification. In the event of Mr. Dansker’s disability, as defined in the agreement, or death, we will pay to Mr. Dansker’s wife or his estate, as applicable, a specified amount over a period equal to the greater of (i) three years, and (ii) the number of months remaining in the stated term of the agreement. The specified amount is equal to a percentage, 50% in the case of disability and 25% in the case of death, of Mr. Dansker’s monthly base salary had the agreement continued in force and effect. This amount (or the balance of any remaining amount if monthly payments have previously commenced due to disability) will, in the case of death, be paid to Mr. Dansker’s estate in a lump sum and will, for these purposes, be calculated on the basis of annual base salary increases at the rate of six percent.

Subject to certain exceptions, we have also agreed to indemnify Mr. Dansker to the fullest extent permitted by law, against all losses, claims, damages or liabilities, including legal fees, disbursements, and any other expenses incurred in investigating or defending against any such loss, claim, damage or liability.

Our subsidiary, Intervest National Bank, has employment agreements with Mr. Raymond C. Sullivan, President, Mr. Keith A. Olsen, President of the Florida Division, and Mr. John J. Arvonio, Senior Vice President and Chief Financial Officer, that expire on December 31, 2007. The agreements are renewable from year to year upon mutual written consent between the executive and our subsidiary and have annual base salaries, effective January 1, 2007, of $195,000 for Mr. Sullivan, $275,000 for Mr. Olsen and $195,000 for Mr. Arvonio. Mr. Arvonio also serves as our Chief Financial and Accounting Officer and receives an additional $10,000 annually for those duties for which there is no written employment agreement. The employment agreements provide for reimbursement of expenses incurred in the performance of their duties, medical and life insurance benefits, bonuses and any other incentive compensation or benefits as may from time to time be awarded by the Board of Directors. The agreements also provide for an additional payment of up to six months base salary in the event of a termination without cause. The agreements give the executive the right, during the one year period following any change in our control as defined in the agreement, to terminate his employment, in which case the executive is entitled to receive compensation through December 31, 2007, together with an additional payment of up to six months base salary.

Our subsidiary, Intervest Mortgage Corporation, has an employment agreement with Stephen A. Helman, Vice President and Secretary, and John H. Hoffmann, Vice President and Chief Financial Officer. The agreements have the same terms and conditions as the agreements between Intervest National Bank and Mr. Sullivan, Mr. Olsen and Mr. Arvonio described above, except for the annual base salaries. Effective January 1, 2007, Mr. Helman’s annual base salary is $230,000 and Mr. Hoffmann’s annual base salary is $130,000.

Based upon a hypothetical change in control as of December 31, 2006, we would be obligated to make payments to Messrs. Sullivan, Olsen, Arvonio, Helman and Hoffmann if they were to terminate their employment. Those payments would be in the aggregate amount of $512,500, reflecting six months of their respective base salaries.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have written procedures for reviewing transactions between us or one of our subsidiaries and our directors, executive officers, their immediate family members and entities with which they have a position or relationship. These procedures require Audit Committee approval of such transactions and are intended to determine whether any such transaction impairs the independence to a director or presents a conflict of interest. The guidelines require that such transactions be on terms comparable to those that could be obtained in an arms‘ length dealing with an unrelated party.

Our subsidiary, Intervest National Bank, has in the past and may in the future enter into various loan and other banking transactions in the ordinary course of business with our directors and executive officers (or associates of such persons). All such transactions: (i) are made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with unrelated persons, and (iii) do not involve more than the normal risk of collectability or present other unfavorable features. There were no loans outstanding or made to any of our directors or executive officers during the year ended December 31, 2006.

Our directors and entities affiliated with certain of our directors have in the past and may in the future participate in mortgage loans originated by our subsidiaries or us. Such participations are on substantially the same terms as would apply for comparable transactions with other persons and the interest of the participants in the collateral securing those loans is pari passu with such subsidiaries. At December 31, 2006, there were no such transactions outstanding.

We have deposit accounts aggregating $27 million at December 31, 2006 from our directors, executive officers and members of their immediate families and related business interests, which are on the same terms to those made available to non-affiliates.

Mr. Wayne F. Holly, our director, is the Chairman and President of Sage, Rutty & Co., Inc. (“Sage Rutty”), a broker/dealer, which firm has acted as underwriter or placement agent from time to time in connection with our securities offerings and those of our subsidiary, Intervest Mortgage Corporation. Our other subsidiary, Intervest National Bank, also uses such firm to purchase investment securities. Intervest Mortgage Corporation paid $530,000 in 2006 to Sage Rutty in connection with the placement of its debentures. These amounts do not include commissions reallowed by Sage Rutty to other brokers/dealers, including Intervest Securities Corporation, which participated in the placement of the aforementioned debentures. Intervest Securities Corporation was another wholly owned subsidiary of ours whose limited business activities were discontinued in December 2006. Intervest National Bank paid commissions of $53,000 in 2006 to Sage Rutty in connection with the purchase of securities for its investment portfolio.

Mr. Lowell S. Dansker, our Chairman, was a registered principal of Intervest Securities Corporation and, in that capacity, received compensation directly from Intervest Securities Corporation in connection with sales of securities by that entity. Mr. Dansker received compensation of $25,000 for such sales in 2006, which is included in the salary column of the Executive Compensation Summary Table.

Mr. Thomas E. Willett, our director, is a member of Harris Beach PLLC, a law firm that provides legal services to us and our subsidiaries. The total fees paid to Harris Beach in 2006 was $184,000, and was less than 5% of that firm’s gross revenues for that firm’s last full fiscal year.

From time to time, certain relatives of our executive officers and directors may perform clerical or similar services for us or our subsidiaries on a part-time basis, for which such individuals receive de minimis compensation. Except for the transactions described above and outside of normal customer relationships, none of our directors, officers or principal stockholders and no corporations or firms for which such persons or entities are associated, currently maintain or has maintained since the beginning of the last fiscal year, any significant business or personal relationship with us or our subsidiaries other than such as arises by virtue of such position with us or ownership interest in us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied for 2006.

INDEPENDENT PUBLIC ACCOUNTANTS

Proposal Two: Appointment of Auditors

The Audit Committee of our Board of Directors has appointed the firm of Hacker, Johnson & Smith P.A., P.C. (“Hacker Johnson”) as independent auditors for us and our subsidiaries for the year ending December 31, 2007. Such firm also served as independent auditors for us and our subsidiaries for the year ending December 31, 2006.

In making its determination to appoint Hacker Johnson as independent auditors for 2007, the Audit Committee considered and determined that the provision of non-audit services as described below is compatible with maintaining Hacker Johnson’s independence to us. In fulfilling its oversight responsibility of reviewing the services performed by the independent auditors, the Audit Committee carefully reviewed the policies and procedures for the engagement of the independent auditors. The Audit Committee also discussed with the independent auditors the overall scope and plans for the audit, the results of its audit and total fees paid by us and our subsidiaries to them.

Hacker Johnson has advised us that neither the firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent public accountants and clients. Representatives from Hacker Johnson are not expected to be present at the Annual Meeting.

While we are not required to do so, we are submitting the selection of Hacker Johnson to serve as our independent auditor for the fiscal year ending December 31, 2007 for ratification in order to ascertain the views of our stockholders on this appointment. If this selection is not ratified, the Audit Committee will reconsider its appointment and make such determination as it believes to be in our and our stockholders’ best interest.

Our Board of Directors recommends that you vote “FOR” ratification of the appointment of Hacker Johnson to serve as our independent auditor for 2007.

Our subsidiary, Intervest Mortgage Corporation, previously retained Eisner LLP to serve as its principal independent auditors and Hacker Johnson had relied on the reports of Eisner LLP in connection with its own reports. On November 18, 2005, Hacker Johnson was engaged to be the new independent auditors for Intervest Mortgage Corporation replacing Eisner LLP. Our Audit Committee participated in and approved the decision to change Intervest Mortgage Corporation’s independent auditors. The reports of Eisner LLP on the consolidated financial statements of Intervest Mortgage Corporation as of and for the years ended December 31, 2004 and 2003 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years ended December 31, 2004 and 2003 and the subsequent interim period preceding November 18, 2005, there were no disagreements with Eisner LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Eisner LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report on the consolidated financial statements of Intervest Mortgage Corporation. No “reportable events”, as such term is defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the two most recent fiscal years ended December 31, 2004 and 2003 and the subsequent interim period preceding November 18, 2005.

Other Matters

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by our independent auditors and the estimated fees for these services. Of the time expended by our independent auditors to audit our consolidated financial statements for the fiscal year ended December 31, 2006, 100% of such time involved work performed by persons who were the independent auditors’ full-time, permanent employees.

Auditor Fees and Services

The following table summarizes fees billed for professional services for the years ended December 31, 2006 and 2005 rendered by our principal independent auditors, Hacker Johnson, and by Eisner LLP, who previously served as the principal independent auditors for our subsidiary, Intervest Mortgage Corporation, up until November 18, 2005.

	2006	2005
Hacker, Johnson & Smith P.A., P.C:
Audit fees (1)	$206,000	$79,000
Audit fees (2)	-	50,000
Tax fees (3)	15,000	11,000
Audit related fees (4)	-	30,000
All other fees	-	-
Total	$221,000	$170,000
Eisner LLP
Audit fees (5)	$-	$16,800
Tax fees	-	-
Audit related fees (6)	-	51,500
All other fees	-	-
Total	$-	$68,300

(1)

Consist of fees for the audit of our annual consolidated financial statements for the years ended December 31, 2006 and 2005 included in our Annual Report of Form 10-K, including $70,000 in 2006 for audit work related to the new attestation report on management’s reporting on internal controls, and for the review of our quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q filed during 2006 and 2005.

(2)	Consist of fees for the audit of Intervest Mortgage Corporation’s annual consolidated financial statements for the years ended December 31, 2005, 2004 and 2003.
(3)	Consist of fees for the preparation of our income tax returns.
(4)	Consist of fees for the review of our registration statement filed in 2005 related to the issuance of our Class A common stock.
(5)

Consist of fees for the review of Intervest Mortgage Corporation’s quarterly consolidated financial statements included in its Quarterly Reports on Form 10-Q filed during 2005, and for the audit of Intervest Mortgage Corporation’s annual consolidated financial statements for the year ended December 31, 2004 included in its Form 10-k.

(6)

Consist of fees for the review of registration statements filed in 2005 related to the issuance of Intervest Mortgage Corporation’s subordinated debentures as well as a registration statement filed in 2005 related to the issuance of our Class A common stock.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Requirements for Stockholder Proposals to be considered for inclusion in our Proxy Materials.

Our stockholders may submit proposals on matters appropriate for stockholder action at meetings of stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in the proxy materials relating to our 2008 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and proposals must be received by us no later than December 17, 2007. Such proposals should be delivered to the Secretary, Intervest Bancshares Corporation, One Rockefeller Plaza (Suite 400), New York, New York 10020.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.

Except in the case of proposals made in accordance with Rule 14a-8 and for stockholder nominations to our Board of Directors, which are governed by the procedures for director nominations described above, for proposals to be considered at an annual meeting of ours, the stockholder must have given notice thereof in writing to our Secretary not less than 90 nor more than 120 days in advance of the date of our proxy statement in connection with the immeditately preceding annual meeting of stockholders. To be timely for the 2008 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by our Secretary after December 17, 2007 and prior to January 15, 2008. A stockholder’s notice to the Secretary must set forth, as to each matter the stockholder proposes to bring before the Annual Meeting, the information required by our bylaws.

In addition, the proxy solicited by our Board of Directors for the 2008 Annual Meeting will confer discretionary authority to vote (i) on any proposal presented by a stockholder at that meeting for which we have not been provided with notice prior to January 15, 2008, and (ii) on any other proposal (notwithstanding timely notice) made in accordance with our laws, if the proxy statement briefly describes the matter and how management will direct the proxy holders to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) of the Securities Exchange Act of 1934.

OTHER MATTERS

The cost of soliciting our proxies will be borne by us. In addition to such solicitation of proxies by mail, we, through our directors, officers and employees, may also solicit proxies personally or by telephone, telegraph or fax. We will request persons, firms and corporations holding shares of our common stock in their names or in the names of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

As of this date, our Board of Directors does not know of any business to be brought before the meeting other than as specified above. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in such manner as may be determined by a majority of our Board of Directors or its Executive Committee.

Copies of our 2006 Annual Report are included in this mailing to stockholders. Additional copies of the 2006 Annual Report may be obtained by written request addressed to Intervest Bancshares Corporation, Attention: Secretary, One Rockefeller Plaza (Suite 400) New York, New York 10020.

By Order of the Board of Directors,

/s/ Stephen A. Helman

Stephen A. Helman
Secretary

Dated: April 10, 2007

A copy of our Annual Report on Form 10-K for our most recent fiscal year, as filed with the Securities and Exchange Commission, will be furnished upon request and without charge to beneficial holders of our Class A common stock. Written requests should be directed to: Intervest Bancshares Corporation, Attention: Secretary, One Rockefeller Plaza (Suite 400) New York, New York 10020. Telephone inquiries should be directed to (212) 218-2800. In addition, our Annual Report on Form 10-K (with exhibits) is available on the Securities and Exchange Commission’s website (www.sec.gov).

PROXY	INTERVEST BANCSHARES CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
Annual Meeting of Stockholders On May 24, 2007

The undersigned, revoking any proxy heretofore given, hereby constitutes and appoints Lowell S. Dansker and Stephen A. Helman, or either of them, proxies of the undersigned, each with full power of substitution, to vote all shares of Class A common stock of INTERVEST BANCSHARES CORPORATION (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, May 24, 2007 at 9:30 A.M. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, as hereinafter specified with respect to the following proposals, more fully described in the Notice of and Proxy Statement for the Annual Meeting, receipt of which is hereby acknowledged. The Board of Directors recommends a vote FOR all of the director nominees and a vote FOR the ratification of the appointment of auditors.

1.	Election of Directors;

Nominees: Michael A. Callen, Wayne F. Holly, Lawton Swan, III

WITHHELD
	FOR all nominees	for all
	listed above	Nominees	To withhold authority to vote for any individual nominee, print the name(s) on the lines below.

	[ ]	[ ]

2.	To ratify the appointment of Hacker, Johnson & Smith, P.A., P.C., as our independent registered public accounting firm for 2007; and		For [ ] Against [ ] Abstain [ ]

3.	In their discretion, upon any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN UNLESS A CONTRARY CHOICE IS SPECIFIED. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS WHICH PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Signature	Date	Signature	Date

Note: (Please sign exactly as name appears hereon. For joint accounts, each joint owner should sign. Executors, administrators, trustees, etc. should so indicate when signing).

COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.